Exhibit 4.44

PROMISSORY NOTE

Per Board Compensation Committee Memo dated February 19, 2021.
(Replaces long term note payable of original principal of $207,110.86, dated September 4, 2018)

Original Issuance Date: February 19, 2021	Principal Amount: $153,177.69

THIS PROMISSORY NOTE is duly authorized and validly Note of Guided Therapeutics, Inc., a Delaware corporation, (the “Company”), having its principal place of business at 5835 Peachtree Corners East, Suite B, Norcross, Georgia 30092.

FOR VALUE RECEIVED, the undersigned promises to pay to Mark L. Faupel (“Holder”) the principal sum of ONE HUNDRED FIFTY THREE THOUSAND ONE HUNDRED SEVENTY SEVEN DOLLARS AND SIXTY NINE CENTS ($153,177.69), in lawful money of the United States of America, at such place as Holder may designate in writing.

The entire unpaid principal balance due on this Promissory Note (this “Note”), together with all accrued and unpaid interest and fees, if any, at the choice of the Holder, shall be due and payable in full on the second anniversary of this agreement. The Note shall accrue 6% simple annual interest from the date thereof and mature on February 18, 2023.

All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest, if any; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of laws that might otherwise govern under applicable principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed the day and year first above written.

GUIDED THERAPEUTICS, INC.

By:/Gene S. Cartwright/
Name: Gene S. Cartwright
Title: Chief Executive Officer